Exhibit T3E(2)

Millar Western Forest Products Ltd.
Announces Increased Support for its Note Exchange Transaction

Edmonton, Alberta, March 22, 2017 – Millar Western Forest Products Ltd. (“Millar Western” or the “Company”) today announced increased support for its previously announced proposed exchange transaction (the “Note Exchange Transaction”) in respect of the Company’s US$210 million aggregate principal amount of 8.5% Senior Notes due 2021 (the “Existing Notes”) that would significantly reduce the Company’s indebtedness, deleverage its capital structure and strengthen its financial position, thereby creating added stability for the Company and enhancing the Company’s ability to respond to and capitalize on developments in the forest products industry.

The Company has been advised by certain funds affiliated with Atlas Holdings LLC (collectively, “Atlas” or the “Supporting Noteholder”) pursuant to the support agreement with the Company dated March 7, 2017, that since the announcement of the Note Exchange Transaction, additional holders of Existing Notes (“Noteholders”) holding approximately 28% of the Existing Notes as at the voting record date have agreed pursuant to arrangements with the Supporting Noteholder to vote in favour of the Company’s plan of arrangement (the “Plan of Arrangement”) pursuant to which the Note Exchange Transaction would be implemented. Accordingly, including the Existing Notes held by Atlas as at the voting record date, as at the date of this announcement, Noteholders holding approximately 64% of the Existing Notes as at the voting record date have agreed to vote in favour of the Plan of Arrangement.

The Company reminds all Noteholders that the early consent deadline by which Noteholders must vote in favour of the Plan of Arrangement in order to be eligible to receive Early Consent Notes on implementation of the Note Exchange Transaction pursuant to the Plan of Arrangement, is 5:00 p.m. (Toronto time) on March 31, 2017. Noteholders should refer to the management information circular of the Company, which has been mailed to Noteholders and is also available on EDGAR (www.sec.gov), for additional information and instructions with respect to the process for submitting voting instructions and qualifying for Early Consent Notes. Any Noteholder that does not vote in favour of the Plan of Arrangement by the Early Consent Deadline shall not be entitled to Early Consent Notes on implementation of the Plan of Arrangement.

The meeting of Noteholders to vote on the Plan of Arrangement is scheduled for April 11, 2017 at 10:00 a.m. (Toronto Time).

Noteholders with questions about the Note Exchange Transaction, eligibility to receive Early Consent Notes or voting at the Meeting are encouraged to contact Kingsdale Advisors, the Company’s solicitation, information and exchange agent, at 1-866-581-0512 toll-free in North America or call collect at 1-416-867-2272 outside of North America or by email at contactus@kingsdaleadvisors.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Secured Notes in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful. The New Secured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act and other applicable securities laws.

About Millar Western

Millar Western is an integrated forest products company based in Alberta, Canada that produces and markets hardwood and softwood bleached chemi-thermo-mechanical pulp, or BCTMP, and softwood lumber.

For further information, please contact:

Millar Western Forest Products Ltd.

David Anderson
Vice-President, Finance, and Chief Financial Officer
Phone: 780-486-8238

Kingsdale Advisors

Telephone: 416-867-2272
Toll-Free: 1-866-581-0512
Email: contactus@ kingsdaleadvisors.com

Forward-Looking Statements

This news release may include information that are “forward-looking statements” within the meaning of securities laws. These forward-looking statements generally can be identified by the use of statements that include words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will”, “predicts”, “estimates”, “forecasts” or other similar words or phrases. These forward-looking statements are subject to various risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from the future results expressed or implied by the forward-looking statements. Forward-looking statements in this news release include statements with respect to: the implementation and completion of the Note Exchange Transaction and the Share Exchange Transaction (described in the Company’s news release dated March 8, 2017) and the anticipated benefits and consequences of such transactions. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, among others: the risk that the Note Exchange Transaction may not be completed on the terms described in this news release or at all; the costs associated with the Note Exchange Transaction; and the risk that the anticipated benefits and consequences of the Note Exchange Transaction may not be achieved. Other risks and uncertainties related to the Company’s business are described under “Risk Factors” in Item 3 of the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission on March 8, 2017. Some of these risks, uncertainties and other factors include: the cyclical nature of the Company’s business and the effect of market factors on its results of operations; the effects of duties imposed by the United States on Canadian softwood lumber imports on the Company’s profitability; the effects of intense global competition; the risk that the Company may not have the capital required to maintain or grow its operations; the Company’s exposure to currency exchange risk; the availability of adequate fiber supply or an increase in the costs of fiber; the effects of natural events on the Company’s ability to harvest fiber; the impact of changes in environmental and other governmental regulations; the delay, restriction or non-renewal of environmental or other regulatory permits; the interests of the Company’s controlling shareholder; operational risks and the lack of insurance for some of such risks; and variability in the cost of energy consumed in the operation of the Company’s business.

Although the Company bases its forward-looking statements on assumptions believed to be reasonable when made, they are not guarantees of future performance and actual results of operations, financial condition and liquidity, and developments in the industry in which the Company operates, may differ materially from any such information and statements in this news release. Other unknown or unpredictable factors also could harm the Company’s future results. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as at the date hereof. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by law.